EXHIBIT 10.16
GREATBATCH, INC.
GRANT OF PERFORMANCE-BASED RESTRICTED STOCK UNITS
The Board of Directors of Greatbatch, Inc. (the “Company”) has authorized and approved the 20xx Stock Incentive Plan (the “Plan”), which has been submitted to and approved by the stockholders of the Company. The Plan provides for the grant of restricted stock units to certain employees, non-employee consultants and service providers and non-employee directors of the Company and any parent and subsidiary corporations of the Company. Pursuant to the Plan, the Compensation and Organization Committee of the Board of Directors of the Company (the “Committee”) has approved the grant to you of Restricted Stock Units (the “RSUs”) on the terms and subject to the conditions set forth in the Plan, this Agreement (the “Award Agreement”), and the applicable grant letter related thereto (the “Grant Letter”). The Plan shall be deemed a part hereof as if fully set forth herein, and a copy of the Plan is available from the Morgan Stanley Smith Barney website [www.benefitaccess.com] or may be obtained by request addressed to: Corporate Secretary, Greatbatch, Inc., 10000 Wehrle Drive, Clarence, NY 14031. Unless the context otherwise requires, all terms defined in the Plan shall have the same meanings when used herein.
1.Grant of Restricted Stock Unit. The Company, as a matter of separate inducement and not in lieu of any salary or other compensation for your services, hereby grants to you the number of RSUs indicated in the award summary available from the Morgan Stanley Smith Barney website. In consideration of the grant of the RSUs and consistent with the terms of the Plan, you agree that the RSUs and any proceeds from the sale of such RSUs or the shares of Company common stock delivered on vesting of such RSUs (the “Shares”) are subject to forfeiture and/or repayment, in whole or in part, to the extent provided for in the Greatbatch, Inc. Incentive Compensation Recoupment Policy, as in effect from time to time. In furtherance of the foregoing, you agree hereby to forfeit, reduce or repay the RSUs and any proceeds from the sale of such RSUs or the Shares and to execute any document prepared by the Company to effectuate such forfeiture, reduction or repayment, all to the extent permitted by applicable law.

2.    Vesting of Restricted Stock Units. The RSUs shall vest on the dates, in the amounts and in the manner set forth in the Grant Letter and in accordance with the terms of the Plan and this Award Agreement. A certificate or certificates representing the Shares will not be delivered to you unless and until the RSUs have vested and all other terms and conditions in the Plan and this Award Agreement have been satisfied.
3.    Termination of Employment; Change in Control. Voluntary or involuntary termination of your employment or occurrence of a Change in Control, shall affect your rights as follows:
a.    Termination Due to Death or Disability. If your employment is terminated due to death or disability, the RSUs that have not previously vested shall immediately vest at the target amount set forth in the Grant Letter.
b.    Termination Due to Retirement. If your employment is terminated due to Retirement, a pro-rata portion (determined in accordance with the Plan) of the RSUs that are not vested at the time of Retirement shall not be forfeited but shall remain outstanding and shall continue to be eligible for vesting in accordance with the terms applicable to such award.
c.    Involuntary Termination Other Than for Cause. If your employment is involuntarily terminated other than for Cause and the termination occurs at least twelve months following the award date of the RSUs, then a pro-rata portion (determined in accordance with the Plan) of the RSUs that are not vested at the time of such termination of employment shall not be forfeited but shall remain outstanding and shall continue to be eligible for vesting in accordance with the terms applicable to such award.
d.    Voluntary Termination or Termination for Cause. If you voluntarily terminate your employment or if your employment is terminated involuntarily for Cause, then you shall forfeit the RSUs that have not previously vested.
e.    Change in Control. If a Change in Control shall occur, then that portion of the RSUs corresponding to the Total Shareholder Return (“TSR”) level for the Long Term Incentive Program under which the award of RSUs was made, measured as of the close of the trading day immediately prior to the effective date of the Change in Control, shall immediately vest. Alternatively, the Committee may cancel the RSUs and pay you in cash or stock the value of such RSUs that vest by operation of the previous sentence based upon the price per share to be received by other shareholders in the Change in Control.

4.    Forfeiture of Restricted Stock Units. The balance of the RSUs that have not vested pursuant to paragraphs 2 or 3 will be automatically forfeited as of the date that your employment with the Company or a subsidiary terminates for any reason.
5.    Non-Transferability of Restricted Stock Units. The RSUs may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs, and the levy of any attachment or similar proceeding upon the RSUs, shall be null and void and without effect.
6.    Rights as Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you. After such issuance, recordation and delivery, you will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions (if any) on such Shares.
7.    Investment Intent. You hereby covenant and agree with the Company that if there does not exist a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which registration statement shall be effective and shall include a prospectus which is current with respect to the Shares (i) that you will represent that you are receiving the RSUs for your own account and not with a view to the resale or distribution thereof and (ii) that any subsequent offer for sale or sale of any Shares received on vesting of such RSUs shall be made either pursuant to (x) a registration statement on an appropriate form under the Act, which registration statement shall be effective and shall include a prospectus which is current with respect to the Shares being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, you shall, if requested by the Company, prior to any offer for sale or sale of such Shares, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption.
8.    Withholding Taxes. The Company may withhold or cause to be withheld from sums due or to become due to you from the Company or a subsidiary or affiliate thereof an amount necessary to satisfy its obligation (if any) to withhold taxes arising by reason of the vesting of the RSUs or the Company may require you to reimburse the Company in such amount and may make such reimbursement a condition to the issuance of the Shares.

9.    Agreement Subject to the Plan. You and the Company agree that this Award Agreement and the Grant Letter are subject to, and that you and the Company will both be bound by, all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provision.
10.    Restrictions on Transfer. You acknowledge and agree that the Company may require you, as a condition to the receipt of the RSUs or the certificates representing the Shares, to become bound by any reasonable agreement restricting transfer of the Shares or providing the Company with a right of first purchase or other similar right.
11.    No Guarantee of Employment. This award shall not confer upon you any right with respect to continuance of employment or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate your employment or other service at any time.
12.    No Guarantee of Tax Consequences. Neither the Company nor any subsidiary nor the Committee makes any commitment or guarantee that any particular tax treatment will apply or be available under applicable law with respect to this award.
13.    Electronic Delivery and Signature. You hereby consent and agree to electronic delivery of any documents, proxy materials, prospectuses, annual reports and other related documents or agreements related to this award. If the Company establishes procedures for an electronic signature system for delivery and acceptance of such materials, you hereby consent to such procedures and that delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
Please indicate your acceptance of all the terms and conditions of this award including those set forth in this Award Agreement and the Grant Letter by clicking on the icon below entitled “I have read and agree.”

Very truly yours,
Greatbatch, Inc.